Exhibit 99.1

News

Contacts:
Media
Jenifer Antonacci
610-563-6018
jantonac@cephalon.com

Investors
Robert (Chip) Merritt
610-738-6376
cmerritt@cephalon.com

For Immediate Release

Cephalon Receives Approvable Letter for SPARLON™

For the Treatment of ADHD in Children and Adolescents

SPARLON Pivotal Data Presented at Major Child and Adolescent Psychiatry Meeting

Frazer, PA – October 21, 2005 – Cephalon, Inc. (Nasdaq: CEPH) today announced that it has received an approvable letter from the U.S. Food and Drug Administration (FDA) to market SPARLON™ (modafinil) Tablets [C-IV] for the treatment of attention-deficit/hyperactivity disorder (ADHD) in children and adolescents ages six through 17.  The company submitted a supplemental new drug application (sNDA) to FDA in December 2004.

“SPARLON is distinct from all currently available ADHD therapies,” said Dr. Paul Blake, Executive Vice President, Worldwide Medical and Regulatory Operations.  “We are excited to offer physicians and families a potential new option in the treatment of ADHD and are working closely with the FDA to obtain final approval.”

Cephalon expects to launch SPARLON, a proprietary dosage form of modafinil, in early 2006 subject to final FDA approval.  In August 2005, Cephalon announced an agreement with McNeil Consumer & Specialty Pharmaceuticals Division of McNeil-PPC, Inc. to co-promote SPARLON.

Cephalon also presented for the first time results of integrated analyses of efficacy and safety data from its three pivotal trials evaluating SPARLON Tablets [C-IV] for the treatment of attention-deficit/hyperactivity disorder (ADHD) in children and adolescents at a major medical meeting of child and adolescent psychiatrists in Toronto.  The three Phase 3 studies in which more than 600 children and adolescents (ages six through 17) with ADHD were randomized to treatment with SPARLON or placebo included two identically designed nine-week, flexible-dosage studies and one seven-week, fixed-dosage study.  Patients treated with SPARLON experienced significant improvement compared to placebo as early as the first week, with continued improvement during titration and dose maintenance.

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SOURCE:  Cephalon, Inc. • 41 Moores Road • Frazer, PA 19355 • (610) 344-0200 • Fax (610) 344-0065

In the clinical trials, SPARLON was generally well tolerated and discontinuation rates due to adverse events were not significantly different from placebo. The most common adverse events associated with SPARLON were generally mild to moderate in nature and included insomnia, headache and decreased appetite. Insomnia and decreased appetite generally occurred upon initiation of treatment and often resolved with continued treatment.

Data from these three trials were submitted to the FDA for evaluation as part of the sNDA.

SPARLON

SPARLON is a new formulation and proprietary dosage strength of modafinil, the active ingredient in PROVIGIL® (modafinil) Tablets [C-IV], which is approved for the treatment of adults with excessive sleepiness associated with narcolepsy, obstructive sleep apnea/hypopnea syndrome and shift work sleep disorder. PROVIGIL is not approved to treat ADHD and is available only in 100 mg and 200 mg strengths. If approved, SPARLON is expected to be available in early 2006.

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products to treat sleep and neurological disorders, cancer and pain.

Cephalon currently employs approximately 2,300 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s European headquarters are located in Maisons-Alfort, France and other European offices are located in Guildford, England, and Martinsried, Germany.

The company currently markets four proprietary products in the United States: PROVIGIL, GABITRIL® (tiagabine hydrochloride), ACTIQ® (oral transmucosal fentanyl citrate) [C-II] and TRISENOX® (arsenic trioxide) injection and more than 20 products internationally. Full prescribing information for all U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, including the results of the SPARLON clinical trials, prospects for final regulatory approval of SPARLON, including the anticipated timetable for the launch of the product, manufacturing development and capabilities, market prospects for its products, particularly with respect to SPARLON sales and earnings guidance, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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